Exhibit T3B-36

WEATHERFORD CANADA LTD.

BY-LAW NO. 1

A by-law to regulate generally the
business and affairs of the Corporation.

SHAREHOLDERS

Section 1.01 - Calling of Meetings  The board of directors shall call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders to be held at such place within Alberta and at such time as the board of directors shall determine.

Section 1.02 - Notice of Meetings  Notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to the auditor or accountant of the Corporation, as the case may be. A shareholder may in any manner waive notice of a meeting of shareholders, and attendance of a shareholder at a meeting of shareholders is a waiver of notice of the meeting except when a shareholder attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

Section 1.03 - Meeting by Telephone  A shareholder may participate in a meeting of the shareholders by means of telephone or any other communication facility that permits all persons participating in the meeting to hear each other, and a shareholder participating in a meeting by such means is deemed to be present in person at the meeting.

Section 1.04 - Quorum  Except as otherwise provided in the articles of the Corporation, the holders of not less than a majority of the shares entitled to vote at a meeting of shareholders present in person or by proxy shall constitute a quorum.

Section 1.05 - Chairman of Meetings  The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: Chairman of the Board, President or a Vice-President. If all of the foregoing officers are absent, the shareholders entitled to vote at the meeting may choose a chairman.

Section 1.06 - Procedure at Meetings  The chairman of any meeting of shareholders shall conduct the procedure thereat in all respects and his decision on all matters or things relating to procedure etc., including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy, shall be conclusive and binding upon the shareholders.

Section 1.07 - Voting  Voting at every meeting of the shareholders shall be by a show of hands or verbal poll of those present by telephone or other communication facility except where, either before or after a show of hands or verbal poll, a ballot is required by the chairman of the meeting or is demanded by any person present and entitled to vote at the meeting.

Section 1.08 - Decision on Questions  At every meeting of shareholders all questions proposed for the consideration of shareholders shall be decided by a majority of votes unless otherwise required by the Business Corporations Act (Alberta), as amended or substituted, (the “Act”) or by the articles of the Corporation. In the case of equality of votes, the chairman shall not, either on a show of hands or verbal poll or on a ballot, have a casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

DIRECTORS

Section 2.01 - Number  The board of directors shall consist of such number of directors as the shareholders may determine from time to time, provided that there shall be not less than the minimum and not more than the maximum number of directors permitted by the articles of the Corporation at any one time.

Section 2.02 - Election and Term of Office  At each annual meeting the shareholders shall elect directors to hold office until their respective successors are elected.

Section 2.03 - Calling of Meetings  Meetings of the directors may be called at any time by any director and may be held at the registered office of the Corporation or at any other place determined by the board of directors.

Section 2.04 - Notice of Meetings  Notice of the time and place of a meeting of directors shall be sent not less than 5 days before the date fixed for such meeting to each director. A director may in any manner waive notice of a meeting of directors, and attendance of a director at a meeting of directors is a waiver of notice of the meeting except when a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. The accidental failure to give notice of a meeting of directors to any director entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

Section 2.05 - Meeting by Telephone  A director may participate in a meeting of the board of directors by means of telephone or any other communication facility that permits all persons participating in the meeting to hear each other, and a director participating in a meeting by such means is deemed to be present in person at the meeting.

Section 2.06 - Quorum  The directors may from time to time fix the quorum for meetings of directors, but unless so fixed a majority of the directors shall constitute a quorum and, to the extent required by the Act, no business shall be transacted unless at least one-half of the directors present are resident Canadians.

Section 2.07 - Chairman of Meetings  The chairman of any meeting of the board of directors shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: Chairman of the Board, President or a Vice-President. If all of the foregoing officers are absent, the directors present shall choose one of their number to be chairman of the meeting.

Section 2.08 - Decision on Questions  At every meeting of directors all questions proposed for the consideration of the directors shall be decided by a majority of votes. In the case of equality of votes, the chairman shall not have a casting vote.

Section 2.09 - Borrowing Power  Without in any way limiting the borrowing powers of the Corporation, the board of directors may, without authorization of the shareholders:

(a)                                 borrow money on the credit of the Corporation;

(b)                                 issue, reissue, sell or pledge debt obligations of the Corporation;

(c)                                  subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)                                 mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The board of directors may, by resolution, delegate to such one or more of the directors and officers of the Corporation or a committee of directors all or any of the powers conferred on the board of directors by this section.

Section 2.10 - Dividends  Subject to the Act, the board of directors may declare dividends payable to the shareholders according to their respective rights and interest in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

Section 2.11 - Compensation  Each director of the Corporation may be paid such fees as may be fixed by the board of directors in addition to transportation and other expenses actually incurred in attending meetings of the directors or in otherwise performing the duties of his office.

Section 2.12 - Limitation of Liability  Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No director or officer shall be liable for the acts, omissions or defaults of any other director or officer or an employee, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious or criminal acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation to it.

Section 2.13 - Indemnity  Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

(a)                                 he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Section 2.14 - Insurance  The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 2.13 against such liabilities and in such amounts as the board of directors may determine and is permitted by the Act.

AGREEMENT TO GOVERN

Section 3.01 - Unanimous Shareholder Agreement  If a unanimous shareholder agreement as contemplated by the Act is entered into or declared by all of the shareholders of the Corporation and any provision set out in such unanimous shareholder agreement is inconsistent or in conflict with any provision or provisions of this by-law or any other by-law of the Corporation, then the provision of such unanimous shareholder agreement shall govern.

ENACTED by the board of directors and confirmed by the shareholders of the Corporation as of January 1, 2003.

/s/ Burt M. Martin
Burt M. Martin - Secretary